Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-04685, 333-28933, 333-63147, 333-81925, 333-86581, 333-40356, 333-89966, 333-97571, 333-110703 and 333-115987) of Itron, Inc. of our report dated February 27, 2004 relating to the financial statements of the Electricity Products Business of Schlumberger Limited, which contains an explanatory paragraph relating to certain assumptions and allocations to form the basis of presentation of the combined financial statements, which appears in the Current Report on Form 8-K/A of Itron, Inc. dated September 2, 2004.

/s/ PricewaterhouseCoopers LLP

New York, New York
September 2, 2004